UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number: 333-130192-05

                      J.P. Morgan Acceptance Corporation I
             (Exact name of registrant as specified in its charter)

                J.P. Morgan Mortgage Acquisition Trust 2006-CW1
           (Exact name of issuing entity as specified in its charter)

                    270 Park Avenue, New York, New York 10017
                                 (212) 834-3850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               A-1A, A-1B, A-2, A-3, A-4, A-5, M-1, M-2, M-3, M-4,
                            M-5, M-6, M-7, M-8, M-9
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 65

     Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Acceptance Corporation I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       J.P. MORGAN ACCEPTANCE CORPORATION I

                               By:     /s/ William C. Buell
                                       ------------------------------------
                                       William C. Buell
                                       Vice President

                               Date:   January 25, 2007